Exhibit 99.1

Contact

Denise DesChenes/Renée Soto

Sard Verbinnen & Co.

(212) 687-8080

BPW ACQUISITION CORP. ANNOUNCES THE SEPARATE TRADING OF ITS COMMON STOCK AND WARRANTS COMMENCING APRIL 1, 2008

NEW YORK, April 1, 2008 – BPW Acquisition Corp. (AMEX: BPW.U) (the “Company”) today announced that, commencing April 1, 2008, holders of the securities comprising each unit sold in the Company’s initial public offering completed on March 3, 2008, may elect to separately trade the common stock and warrants included in the units.

Those units not separated will continue to trade on the American Stock Exchange under the symbol “BPW.U”, and each of the common stock and warrants will trade on the American Stock Exchange under the symbol “BPW” and “BPW.WS”, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BPW Acquisition Corp.

BPW Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses in the financial services or business services industries or outside those industries.

Information Concerning Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, the Company’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by the Company will be realized, or even if realized, that they will have the expected consequences to or effects on the Company, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.